Exhibit 10.1
THIRD AMENDMENT TO OFFICE LEASE
     This THIRD AMENDMENT TO OFFICE LEASE (this “Third Amendment”) is executed as of this 29 day of July 2011 (the “Effective Date”) by and between HOUSTON COMMUNITY COLLEGE SYSTEM, a public junior college established pursuant to Chapter 130 of the Texas Education Code and a political subdivision of the State of Texas (“Landlord”) and PROS REVENUE MANAGEMENT, L.P., a Texas limited partnership, formerly PROS Revenue Management, Inc. (“Tenant”).
Introduction
     A. Landlord and Tenant entered into that certain Office Lease dated as of January 31, 2001 (the “Original Lease”) covering 73,200 square feet of RSF (as defined in the Original Lease) on floors 9 and 10 of the Building (as defined in the Original Lease) commonly known as the ComTech Center, Houston, Harris County, Texas, and being described in the Original Lease as the “Premises” after including therein the Subsequent Premises (as defined in the Original Lease).
     B. Landlord and Tenant entered in that certain First Amendment to Office Lease dated as of March 31, 2006 (“First Amendment”).
     C. Landlord and Tenant entered in that certain Second Amendment to Office Lease dated as of March 1, 2007 (“Second Amendment”) (The Original Lease as amended by the First Amendment and the Second Amendment shall be referred to in this Third Amendment as the “Amended Lease’).
     D. Landlord and Tenant desire to further amend the Amended Lease subject to the specific terms and conditions of this Third Amendment, but not otherwise.
     NOW THEREFORE, in consideration of the of the mutual covenants and agreements contained herein and for Ten and No/100 Dollars ($10.00) and other good and valuable consideration to each party, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:
     1. Capitalized Terms. Capitalized terms that are used herein but not defined in this Third Amendment shall have the meanings given to them in the Amended Lease. The term “Lease” as used in this Third Amendment shall mean the Amended Lease as amended by this Third Amendment.
     2. Premises. Landlord and Tenant acknowledge and agree that the Premises, after the Lease Expansion (defined below), will be comprised of part of “Floor 7”, all of “Floor 9” and all of “Floor 10” of that certain Condominium Declaration for the 3100 Main Condominium recorded under Clerk’s File No. W441927 of the Official Public Records of Real Property of Harris County, Texas on February 20, 2003 (the “Condominium Declaration”) and that the Premises consists of 73,200 RSF which shall increase to 83,700 RSF on the first day of the fourth (4th) full calendar month after such portion of the Premises is delivered to Tenant for Tenant’s Build-out (but no earlier than January 1, 2012), by virtue of Tenant’s leasing approximately 10,500 RSF on Floor 7 as reflected on attached Exhibit “A-2”. Effective the first day of the fourth (4th) full calendar month after such portion of the Premises is delivered to Tenant for Tenant’s Build-out (but no earlier than January 1, 2013), Landlord will lease to Tenant an additional approximate 14,100 RSF of Floor 7, as reflected on attached Exhibit

“A-3”, thereby increasing the Premises to 97,800 RSF (such increases of the area of the Premises on Floor 7 are herein referred to as the “Lease Expansion”). Tenant will have the option to terminate the Lease Expansion not later than February 1, 2013 by giving Landlord not less than 60 days prior written notice thereof. If Tenant exercises such termination option, then the area on Floor 7 described in this Section 2 shall be deleted from the Premises, Tenant shall vacate the same (if previously occupied), Tenant’s Pro Rata share shall be appropriately adjusted to reflect the decrease in area of the Premises, and the Lease will otherwise continue in full force and effect.
     3. Base Rent. Paragraph 1.D of the Amended Lease is hereby amended to provide from and after August 1, 2011, that Base Rent shall be $15.50 per RSF and otherwise Base Rent will remain unchanged.
     4. Rental Abatement.
          (a) Paragraph 1.D(2) of the Amended Lease under the heading of “RENTAL ABATEMENT” is hereby amended and restated in its entirety to read as follows:
               (2) Commencing on August 1, 2011, Tenant will be entitled to receive a credit as prepaid Base Rent equal to two (2) months of Base Rent and Real Estate Premise Taxes based on the 73,200 RSF of the Premises located on the 9th and 10th Floor as depicted on Exhibit “A-1” to this Third Amendment (the “9th and 10th Floor Credit Space”) at the $15.50 RSF annual Base Rent rate. After September 30, 2011, Tenant shall no longer be entitled to an abatement of Base Rent, as to such space.
     5. Tenant’s Pro Rata Share.
          (a) Paragraph 1.E of the Amended Lease is hereby amended and restated in its entirety to read as follows:
          E. “Tenant’s Pro Rata Share” is equal to the RSF of the Premises divided by the RSF of the Building and currently equals 13.7853% and shall increase to 15.7627% on the date this first part of the Lease Expansion occurs. Effective on the date the second part of the Lease Expansion occurs, Tenant’s Pro Rata Share shall increase to 18.4181%. Each such percentage is subject to adjustment, depending on the actual amounts of RSF added to the Premises on such date.
     6. Base Year.
          (a) Paragraph 1.F of the Amended Lease is hereby amended and restated in its entirety to read as follows:
          Commencing on August 1, 2011, and for the remainder of the Term, the “Base Year” for Operating Expenses shall be 2011. Beginning 2012, Tenant shall be responsible for its Pro Rata Share of increases in Operating Expenses over the calendar Base Year 2011.
     7. Term.

          (a) Paragraph 1.G of the Amended Lease is hereby amended and restated in its entirety to read as follows:
          G. “Term” The term (“Term”) of this Lease for the Premises shall commence on the Commencement Date and expire on September 30, 2016, unless extended or earlier terminated as permitted pursuant to the express terms thereof.
     8. Early Termination.
          (a) The following is hereby added to the Amended Lease as Paragraph 3.A.1:
          Tenant shall have the right to terminate the Amended Lease at any time after July 31, 2013 by providing Landlord with not less than six (6) months prior written notice of electing termination. In the event Tenant exercises Tenant’s early termination right, Tenant shall be subject to an “Early Termination Fee” in an amount equal to the unamortized amount of leasing commissions paid by Landlord to both Tenant’s Broker and Landlord’s Broker with respect to the execution of this Third Amendment and the unamortized portion of the Refurbishment Allowance actually advanced, in addition to the Pro Rata share of the rental abatement. The Early Termination Fee shall be due on the effective date of the early termination. The interest rate for the amortization shall be eight percent (8%) per annum. In the event the Lobby Upgrade (defined below) is not completed by July 31, 2012, or the Parking Measures (defined below) have not been implemented by July 31, 2012, then Tenant’s Early Termination Fee, if exercised, shall be reduced by twenty-five percent (25%) unless a delay or default in meeting the July 31, 2012 deadline results from unforeseeable causes beyond the control and without the fault or negligence of the Landlord and the Landlord notifies Tenant in writing within 10 days from the beginning of the delay of the causes of the delay in curing the default. The unforeseeable causes may include but are not limited to delay in receiving supplies or services, acts of God, fires, floods, epidemics, and strikes.
     9. Notice Addresses. Paragraph 1.L of the Amended Lease is hereby amended and restated in its entirety to read as follows:
          “L. “Notice Address”:
          Notices to Tenant shall be sent to Tenant at the Premises
          with a copy to
          DLA Piper LLP (US)
          1717 Main Street, Suite 4600
          Dallas, TX 75201-4629
          Attention: Philip D. Weller
          Notices to Landlord shall be sent to:
          Houston Community College System 3100
          Main Street, 12th Floor
          Houston, Texas 77002
          Attention: Jackquiline Swindle
          Director of Building Operations

          With a copy to:
          Houston Community College System 3100
          Main Street, 12th Floor
          Houston, Texas 77002
          Attention: Renee Byas, Office of General Counsel
     10. Parking.
          (a) Paragraph 4.H of the Amended Lease is hereby amended and restated in its entirety as follows:
          H. Parking Permits/Charges.
          (1) Tenant shall be provided, and shall be required to take and pay for, not less than two (2) unreserved parking spaces in the Parking Facilities for each 1,000 RSF of the Premises leased by Tenant (the “Must Take Spaces”). Tenant may increase the number of parking spaces it leases at any time during the Term, upon thirty (30) days prior written notice to Landlord, to up to four (4) unreserved parking spaces per 1,000 RSF leased by Tenant (the unreserved parking spaces actually taken by Tenant in excess of the Must Take Spaces being referred to herein as the “May Take Spaces” and the Must Take Spaces plus the May Take Spaces actually taken by Tenant being referred to herein collectively as the “Tenant Parking Spaces”). All of the Tenant Parking Spaces (except any that are converted to reserved parking spaces as provided below) shall be on a first come first serve basis in the Parking Facilities.
          (2) Tenant may convert up to twenty percent (20%) of the Tenant Parking Spaces to reserved parking spaces (“Tenant’s One Time Parking Space Conversion”), such conversion to be effective as of the date of this Third Amendment. Notwithstanding the foregoing, at any time during the Term, Tenant shall have the right to convert Tenant Parking Spaces from reserved parking spaces to unreserved parking spaces. In the event during the Term Tenant converts more than five percent (5%) of the Tenant Parking Spaces from reserved to unreserved spaces (i.e. the number of reserved Tenant Parking Spaces drops below fifteen percent (15%) of the total number of Tenant Parking Spaces after the exercise of Tenant’s One Time Parking Spaces Conversion), thereafter Tenant’s right to convert unreserved parking spaces to reserved parking spaces shall be changed to a right to convert up to fifteen percent (15%) of the Tenant Parking Spaces to reserved parking spaces; provided, however, that in the event that Landlord determines, in its sole and absolute discretion as operator of the Parking Facilities, that there is existing availability in the Parking Facilities for additional reserved parking spaces at the time that Tenant requests additional reserved parking spaces, Landlord shall make available to Tenant the right to convert additional Tenant Parking Spaces to reserved parking spaces, but in no event shall Landlord be obligated to provide Tenant with an aggregate amount of reserved parking spaces in excess of twenty percent (20%) of the Tenant Parking Spaces.
          (3) The rate for the Tenant Parking Spaces during the Term shall be equal to (i) Forty-five and No/100 Dollars ($45.00) per month for each unreserved Tenant Parking Space (plus applicable taxes), and (ii) Seventy-five and No/100 Dollars ($75.00) per month for each reserved Tenant Parking Space (plus applicable taxes).

          (4) If Landlord does not implement the Parking Measures by July 1, 2012, Tenant may require that Landlord create a parking “nest” in a location in the Parking Facilities (“Parking Nest”) that is convenient to Tenant (and the Parking Nest will be located below the long term visitor parking area). Tenant acknowledges that, subject to Landlord’s repair and maintenance requirements under this Lease, Tenants accepts the location of the Parking Nest in the Parking Facilities in its “as-is, where-is” condition and that Landlord shall not be required to make any modifications to the location where the Parking Nest is located within the Parking Facilities, including but not limited to, creating elevator access.
          (5) Subject to the terms and conditions of this Paragraph 4.H, Tenant may convert any reserved Tenant Parking Space into an unreserved Tenant Parking Space and relinquish any May Take Spaces upon at least thirty (30) dates advance written notice to Landlord.
          (6) The minimum parking measures and obligations referenced in H.(4) above (the “Parking Measures”) are as follows:
          (a) Establish a convenient short term parking area consisting of approximately 30 ± spaces located on level 2 or level 3 of the garage as recommended by the long-term Parking Consultant.
          (b) Long term visitors will be directed to park on levels 7 through 8 of the garage.
          (c) Reserved spaces will be consolidated in the eastern side of the Parking Facilities in the garage.
          (d) Implement the traffic flow recommendations in the Merit Parking Report dated May 16, 2011, a copy of which recommendations are attached hereto as Exhibit “B”, or such recommendations as provided by the long-term Parking Consultant.
          (e) Landlord agrees that garage spaces in the Parking Facilities will not be sold to parties, that are not Tenants of the Building or occupants of the Building and whose use will disturb Tenant’s use of the Parking Facilities during Tenant’s normal business hours. The garage is intended solely for the use of occupants of the Building and their visitors. However, after two years if the garage has excess capacity, Landlord shall have the right to enter into outside contracts for additional parking within that will only be taken from long term visitor spaces.
          (f) A controlled access entry system will be installed in the Parking Facilities and Landlord will make reasonable efforts to install the entry system not later than December 31, 2011, and such system shall be fully operational not later than January 31, 2012.
          (g) All event parking for Landlord that occurs during normal business hours shall be directed to the long term visitor parking area.
          (h) Visitor parking charges imposed on Tenant’s visitors will not exceed those charged to other third party tenants of the Building, including visitors to St. Luke’s.

     11. Refurbishment Allowance. Paragraphs 4.J (1) and (2) of the Amended Lease are hereby amended and restated in their entirety and a new paragraph (3) is added as follows:
          (1) Commencing on August 1, 2011, Tenant shall be entitled to receive from Landlord a refurbishment allowance of up to Nineteen and No/100 Dollars ($19.00) per RSF (the “Refurbishment Allowance”) for the reimbursement of Tenant’s past and future costs in refurbishing the Premises, provided, however, that in order to be entitled to the Refurbishment Allowance, the costs related to refurbishing the Premises must (i) have been incurred between February 1, 2010 and July 31, 2013 (ii) the expenses must be in the nature of leasehold improvements to the Premises, e.g. carpet, paint, leasehold build-out, architectural and engineering fees, and other design/engineering or project management fees, HVAC, etc. technology costs (e.g. card key systems and cabling), moving costs, and permanent fixtures as opposed to items such as furniture, moving costs, non-permanent fixtures (e.g. cubicles and trade fixtures), office supplies, other soft costs, etc. (“Build-out”) and (iii) upon submission of invoices or supporting documentation indicating costs related to refurbishing the Premises. In the event Tenant does not use all of the Refurbishment Allowance within twenty four (24) months following the commencement of a Renewal Term, any remaining allowance, not to exceed Three and No/100 Dollars ($3.00) per RSF, will be credited as a monthly credit to Base Rent based on the excess allowance divided by the number of months remaining in the Term. This provision shall not be effective as to the Lease Expansion, until after the Base Rent commences as to a portion of the Premises located on Floor 7.
          (2) Landlord shall provide Tenant with an allowance of up to One and No/100 Dollars ($1.00) per RSF in the Premises to use for upgrading the restrooms on Floor 9 and Floor 10, thereby increasing the overall Refurbishment Allowance to Twenty and No/100 Dollars ($20.00) per RSF. In the event Tenant exercises its Early Termination option, this additional $1.00 per RSF shall not be included in the Early Termination Fee calculation.
          (3) The Refurbishment Allowance shall be advanced: (i) as to the Premises on Floors 9 and 10, at any time on or after August 1, 2011, and (ii) as to the Lease Expansion, at any time on or after Base Rent commences as to a portion of the Premises located on Floor 7.
     12. Signage. Section 7A.(a) of the Original Lease shall be deleted in its entirety and restated as follows: Signage: Tenant’s signage on the building monument sign will be increased in size (using two panels, the second being the one immediately below Tenant’s current panel) as reflected on Exhibit “C” hereto. The monument sign will be back lit and Landlord consents to Tenant’s use of its logo (in color) and name on the sign. If Tenant should so desire, and provided Tenant is the occupying at least 50,000 RSF, Landlord grants Tenant the non-exclusive right to install its name and logo (in color) on the garage parapet south side, west-end at the top of Building garage. Any additional signage will not be at the same end of the garage wall. Landlord shall have the right to approve the design, size, and location of the sign, but Landlord hereby approves Tenant’s logo, name and color scheme currently in use. The sign shall be installed at Tenant’s cost and all maintenance and electricity for the sign shall be paid for by the Tenant. Tenant shall pay Landlord a onetime fee of $5,000.00 for the right to install the sign on the garage. (Tenant may use the Refurbishment Allowance for the payment of this fee.) Landlord will install new signage at the Elgin entry of the garage that will include Tenant’s name and logo at Landlord’s cost. Except for the signage at the Elgin entry to the garage, all exterior signage (including Building and garage signage) shall be at Tenant’s sole cost and expense and its design and appearance will be subject to written approval of the Landlord at its sole discretion, except as provided above. Such approval by the Landlord will not be unreasonable withheld, delayed or denied.
     13. Renewal Option, Right of First Offer, Arbitration. The first paragraph under the heading “Renewal Option” of Rider 1 of the Amended Lease is hereby amended as provided in paragraph (a) below, and a right of first refusal is granted to Tenant as provided in paragraph (b) below:
          (a) Renewal Option. Tenant is granted either (i) one renewal option of seventy-two (72) months or (ii) two (2) renewal options of thirty six (36) months each, provided the Tenant is not in default under the terms of this Lease (each, a “Renewal Option”). Upon written notice from Tenant to Landlord (“Renewal Notice”) not less than one hundred eighty (180) days prior to the end of the Term (but no more than two hundred seventy (270) days prior to the end of the Term), the Tenant may renew this Lease for either the Renewal Option of seventy-two (72) months, or the initial Renewal Option for thirty six (36) months (and thereafter may exercise as to the second Renewal Option for thirty six (36) months) (each, a “Renewal Term”) with respect to a minimum of one full floor which is within the Leased Premises, and the rental rate for such term will be 95% of the then prevailing Market Rental Rate (as defined in Rider 1 to the Original Lease) provided that other than rental, all other terms and conditions of the Lease will remain in full force and effect. The Renewal Option(s) granted by this paragraph will terminate if during the Term, Tenant subleases in excess of fifty percent (50%) of the Premises or assigns this Lease to a nonaffiliated party. Tenant may exercise the option expressed by this paragraph, but in doing so, will be required to renew and extend the Lease for an entire Renewal Term for at least one (1) full floor of the Premises. The Arbitration provision set forth in Section 17(d) of the First Amendment (the second of such section designations in the First Amendment) shall be utilized in case of any Market Rate Dispute (as therein defined).
          Tenant’s Renewal Options shall not be subordinate to the rights of any tenant of the Building or any third party, other than Landlord and its Affiliates as expressly provided above.
          (b) Right of First Refusal.
          (1) Landlord hereby grants Tenant a right of first refusal (“ROFRO”) on all Available Space (as defined in the First Amendment) on the 7th Floor of the Building, which right shall be superior to the rights granted to the City of Houston to renew its lease for space in the southern portion of the Building, but will be subordinate to any other rights in existence from the date of this Third Amendment (which rights are set forth on Exhibit “D” hereto).
          (2) If at anytime Landlord wishes to accept a bona fide offer from an unaffiliated third party for the lease of any of the Available Space on the 7th Floor of the Building, Landlord shall deliver to Tenant a notice thereof indicating in such notice the space that is subject to lease, the identity of the Tenant, the base rent, term and all terms and conditions that have been agreed to with respect to the proposed lease (“Landlord’s Notice”). Tenant shall have a period of ten (10) business days from receipt of Landlord’s Notice to notify Landlord whether it will lease the space in question. Failure to notify Landlord within such ten day period that Tenant exercises its ROFRO shall be deemed an election by Tenant to not exercise such right, and Landlord may then enter into a new lease with the proposed tenant named in Landlord’s Notice and under the same terms, conditions and provisions therein set forth. If there is any change in the identity of the proposed tenant or any of such terms, conditions and provisions, then Landlord may not lease the space in question without again complying with the provisions of this section. Tenant’s rights under this section are in addition to its Right of First Offer set forth in the First Amendment.
          (3) If Tenant elects to lease the space described in the Landlord’s Notice pursuant to this Section, the terms shall include the following: (i) the term for such space shall be coterminous with the existing Term of this Lease, and (ii) the rental rate shall be equal to the Market Rental Rate, but shall be not less than the rate that space is being offered to the bona fide third party tenant named in Landlord’s Notice.

          (4) Tenant’s ROFRO granted in this Section is in addition to Tenant’s Right of First Offer contained in the First Amendment, which shall remain in full force and effect.
     14. Brokers. Paragraph 32.E of the Amended Lease is hereby amended and restated in its entirety as follows:
          Brokers. Tenant represents that it has dealt only with Cushman & Wakefield of Texas, Inc. (“Tenant’s Broker”) and Pollan Hausman Real Estate Services, LLC (“Landlord’s Broker”) in connection with this Third Amendment. Tenant agrees to indemnify, defend, protect and hold Landlord harmless from all claims of any broker, agent or similar person or entity (other than Tenant’s Broker) arising by, through or under Tenant and in connection with the Property or this First Amendment. Landlord shall pay a real estate commission to Tenant’s Broker equal to four percent (4%) times the Base Rent (and not including Additional Rent, Taxes or Excess Operating Expenses) plus annual ad valorem taxes based on $1.30 per square foot due by Tenant during the portion of the Term commencing on August 1, 2011 and ending on September 30, 2016, less the abatements provided for in Section 4 of this Third Amendment. Landlord shall pay a real estate commission to Landlord’s Broker equal to two percent (2%) times the Base Rent (and not including Additional Rent, Taxes or Excess Operating Expenses) plus annual ad valorem taxes based on $1.30 per square foot due by Tenant during the portion of the Term commencing on August 1, 2011 and ending on September 30, 2016, less the abatements provided for in Section 4 of this Third Amendment.
     15. Upgrades.
          (1) Landlord agrees it will renovate the second floor lobby in the Building to the standard for first class office buildings in Houston, Harris County, Texas (the “Lobby Upgrade”). The Lobby Upgrade will include improved signage in the skywalk, entry, and elevator lobby areas to direct visitors/students and clients to destinations. Landlord will engage an architect to design changes to improve the signage in the second floor lobby entry and the elevator lobby. Landlord, as part of the Lobby Upgrade, will also have the carpet in the lobby upgraded to a stone flooring and carpeting and have the architect retained regarding signage recommend furniture, lighting and other improvements in the second floor lobby and elevator lobby area.
          (2) Landlord shall be responsible for fixing all plumbing problems in the restrooms of the Premises (whether resulting from maintenance, installation, or a combination) so that the same operate to standards consistent with a first class office building. Additionally, Landlord will provide Tenant with a $1.00 per RSF to utilize to refurbish the restrooms on the 9th and 10th Floors of the Building as provided in Section 4.J.(2). Landlord will pay the cost to upgrade the restrooms on the 7th Floor to Building standard. If Tenant desires to upgrade the 7th Floor bathrooms, at Tenant’s cost, to the same standard as the new 9th and 10th Floor restrooms, Landlord will contribute the amount of money that it would have spent on the Building standard upgrade to the cost of Tenant’s upgrade.
     16. Successors and Assigns. The obligations in this Third Amendment shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of the permitted successors and assigns of Tenant.
     17. Amended Lease In Full Force and Effect. The Amended Lease remains in full force and effect and is unchanged except specifically modified by the provisions of this Third Amendment. In the event of any conflicts between the terms of the Amended Lease and this Third Amendment, the terms of this Third Amendment shall control.
     18. Entire Agreement. This Third Amendment, the Second Amendment, the First Amendment, and the Original Lease contain all the agreements of the parties regarding the matters discussed in this Third Amendment, and no prior agreement, understanding or representation about any such matter is effective for any purpose. The terms and conditions of this Third Amendment may not be amended or otherwise affected except by instrument in writing executed by each party to be bound by the instrument. All references in the Original Lease and in the First Amendment and Second Amendment to the “Lease” shall mean and refer to the Original Lease as amended by the First Amendment and Second Amendment and this Third Amendment.

EXECUTED to be effective for all purposes as of the Effective Date.

TENANT:		LANDLORD:

PROS Revenue Management, L.P.		Houston Community College System

By:	/s/ Charles H. Murphy	By:	/s/ Arthur Tyler

	Name: Charles H. Murphy		Name: Arthur Tyler
	Title: Executive Vice President and CFO		Title: Deputy Chancellor
	Date: July 29, 2011		Date: July 29,2011